EXHIBIT 8.1



                          [Brown & Wood LLP Letterhead]



                                                             June 24, 1999

Financial Asset Securities Corp.
600 Steamboat Road
Greenwich, Connecticut  06830



                   Re:    New Century Home Equity Loan Trust,
                          Series 1999-NCA, Asset Backed Pass-
                          Through Certificates
                          -------------------------------

Ladies and Gentlemen:

         We have acted as counsel for Financial Asset Securities Corp. (the "Depositor"), a Delaware corporation, in connection with the purchase and sale of certain closed-end, fixed-rate mortgage loans (the "Mortgage Loans") to New Century Home Equity Loan Trust, Series 1999-NCA (the "Trust") established pursuant to a pooling and servicing agreement dated as of June 1, 1999 (the "Pooling and Servicing Agreement"), among the Depositor, New Century Mortgage Corporation, as servicer, the Seller, Firstar Bank Milwaukee, N.A., as trustee, and U.S. Bank National Association, as trust administrator, and the issuance of New Century Home Equity Loan Trust, Series 1999-NCA, Asset Backed Pass-Through Certificates Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class A-8IO, Class P and Class R (collectively, the "Certificates"). The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7 and Class A-8IO Certificates (the "Offered Certificates") will have the benefit of an irrevocable and unconditional guaranty insurance policy to be issued by Financial Security Assurance Inc. The Depositor will sell the Offered Certificates to Greenwich Capital Markets, Inc. and PaineWebber Incorporated in connection with a public offering thereof.

         The Certificates will represent the entire undivided beneficial ownership interest in the assets of the Trust, which will include, among other things, the Mortgage Loans and any Accounts held by the Trustee for the Trust. Terms not defined herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

         In arriving at the opinions expressed below, we have examined such documents and records as we have deemed appropriate, including the following:

         1. The registration statement (No. 333-67329) of the Depositor on Form S-3 on file with the Securities and Exchange Commission.

         2. The Prospectus relating to the Offered Certificates, dated May 17, 1999, as supplemented by the related Prospectus Supplement, dated June 21, 1999.

         3. A signed copy of the Pooling and Servicing Agreement.

         4. Specimens of the Certificates.

         As to any facts material to the following opinions which we did not independently establish or verify, we have relied upon statements and representations of the responsible officers and other representatives of the Depositor and of public officials and agencies.

         Further, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the due authorization, execution and delivery of the Pooling and Servicing Agreement by the respective parties thereto (other than the Depositor).

         Based upon the foregoing and consideration of such other matters as we have deemed appropriate, we are of the opinion that, assuming compliance with the Pooling and Servicing Agreement, for federal income tax purposes, the Trust (excluding the Accounts) will qualify as two separate "real estate mortgage investment conduits" within the meaning of Section 860D of the Internal Revenue Code of 1986, as amended. The Regular Certificates will constitute "regular interests" in the Master REMIC, and the Class R Certificates will represent beneficial ownership of the "residual interest" in each of the Master REMIC and Subsidiary REMIC.

         In giving the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America. We are furnishing this opinion to you solely for your benefit. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose.

                                                    Very truly yours,



                                                    /s/ Brown & Wood LLP